Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-110719



PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED DECEMBER 2, 2003)

                                  $175,000,000

                             TRIARC COMPANIES, INC.

      5% CONVERTIBLE NOTES DUE 2023 AND SHARES OF CLASS A COMMON STOCK AND CLASS B COMMON STOCK, SERIES 1, ISSUABLE UPON CONVERSION OF THE NOTES

                               __________________

This prospectus supplement supplements our prospectus dated December 2, 2003, relating to the offer and resale by various selling securityholders of up to $175,000,000 aggregate principal amount of our 5% Convertible Notes due 2023 and shares of our Class A common stock and Class B common stock, Series 1, into which the notes are convertible. This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus and the previous prospectus supplements. This prospectus supplement is qualified by reference to the prospectus, as supplemented, except to the extent that the information in this prospectus supplement supersedes the information contained therein.

The information in the table contained under the heading "Selling Securityholders" beginning on page 62 of the prospectus is hereby amended by adding the information below with respect to persons not previously listed in the prospectus or any supplements thereto and by superseding the information with respect to persons previously listed in the prospectus or any supplements thereto that are listed below:

------------------------------------------------------------------------------------------------------------------------
                                                                     NUMBER OF
                                                                  SHARES OF CLASS     PERCENTAGE OF     PERCENTAGE OF
                                PRINCIPAL      NUMBER OF SHARES   B COMMON STOCK,    CLASS A COMMON     CLASS B COMMON
                             AMOUNT OF NOTES      OF CLASS A         SERIES 1,            STOCK         STOCK, SERIES 1,
                               BENEFICIALLY      COMMON STOCK       BENEFICIALLY      BENEFICIALLY       BENEFICIALLY
                                OWNED AND        BENEFICIALLY        OWNED AND         OWNED AFTER       OWNED AFTER
                                 OFFERED           OWNED AND          OFFERED         COMPLETION OF     COMPLETION OF
  SELLING SECURITYHOLDER        HEREBY($)      OFFERED HEREBY(1)     HEREBY(2)       THE OFFERING(%)   THE OFFERING(%)
------------------------------------------------------------------------------------------------------------------------
Argent LowLev Convertible         4,600,000            115,000            230,000           --                 --
     Arbitrage Fund Ltd...
------------------------------------------------------------------------------------------------------------------------
Argent Classic
     Convertible
     Arbitrage (Bermuda)
     Fund Ltd.............        2,000,000             50,000            100,000           --                 --
------------------------------------------------------------------------------------------------------------------------
Class C Trading Company,
     Ltd..................          600,000             15,000             30,000           --                 --
------------------------------------------------------------------------------------------------------------------------
Partners Group Alternative
     Strategies PCC, Ltd..          400,000             10,000             20,000           --                 --
------------------------------------------------------------------------------------------------------------------------
Silver Convertible Arbitrage
     Fund, LDC............          600,000             15,000             30,000           --                 --
------------------------------------------------------------------------------------------------------------------------

------------------------
(1) Includes shares of Class A common stock issuable upon conversion of the notes, and assumes a conversion rate of 25 shares per $1,000 principal amount of the notes, which conversion rate is subject to adjustment as described under "Description of the Notes--Conversion of Notes" in the prospectus. Accordingly, the number of shares of Class A common stock issuable upon conversion of the notes may increase or decrease from time to time. Under the terms of the indenture, we will not issue fractional shares of Class A common stock upon conversion of the notes and, in lieu thereof, will pay cash.

(2) Includes shares of Class B common stock, Series 1, issuable upon conversion of the notes, and assumes a conversion rate of 50 shares per $1,000 principal amount of the notes, which conversion rate is subject to adjustment as described under "Description of the Notes--Conversion of Notes" in the prospectus. Accordingly, the number of shares of Class B common stock, Series 1, issuable upon conversion of the notes may increase or decrease from time to time. Under the terms of the indenture, we will not issue fractional shares of Class B common stock, Series 1, upon conversion of the notes and, in lieu thereof, will pay cash.

                                 _______________

INVESTING IN THE SECURITIES OFFERED BY THE PROSPECTUS AND THIS PROSPECTUS SUPPLEMENT INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 12 OF THE PROSPECTUS.

                                 _______________

Neither the Securities and Exchange Commission, nor any state securities commission, has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

              THIS PROSPECTUS SUPPLEMENT IS DATED FEBRUARY 13, 2004